 FOR IMMEDIATE RELEASE
                                   Contact:                      Bob Deere
                                         Chief Financial Officer
                                         (713) 860-2516

GENESIS ENERGY, L.P. REPORTS THIRD QUARTER 2009 RESULTS

Houston, Texas – November 5, 2009 – Genesis Energy, L.P. (AMEX: GEL) today announced its third quarter net income and Available Cash before Reserves. Results for the quarter ended September 30, 2009 included the following items:

•
Net income attributable to the Partnership for the third quarter of 2009 was $4.3 million, or $0.14 per unit, as compared to $4.5 million, or $0.13 per unit for the second quarter of 2009.  In the third quarter of 2008, net income attributable to the Partnership was $10.8 million, or $0.25 per unit.

•
For the third quarter of 2009, we generated total Available Cash before Reserves of $23.7 million as compared to $22.2 million in the second quarter of 2009 and $23.6 million for the third quarter of 2008. Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash provided by operating activities was $36.8 million and $33.5 million for the third quarter of 2009 and 2008, respectively, and $15.9 million for the second quarter of 2009.

•
On November 13, 2009, we will pay a total quarterly distribution of $15.9 million attributable to our financial and operational results for the third quarter of 2009, including $13.9 million payable to our common unitholders based on our quarterly distribution rate of $0.3525 per unit, and $2.0 million payable to our general partner, which includes its incentive distribution amount.  Given the total Available Cash before Reserves generated for the third quarter of 2009, the coverage ratio for our total distribution was approximately 1.5 times.

•
The distribution for the third quarter of 2009 is our seventeenth consecutive quarter with an increase in the per unit distribution.  The quarterly distribution of $0.3525 per unit represents a 2.2% increase in the distribution paid relative to the previous quarter and an approximately 9.3% increase over the year earlier period.

Grant Sims, CEO said “We continue to be pleased with the financial performance of our diversified and increasingly integrated businesses.  We are encouraged by the apparent price stabilization of, and slight recovery in the demand for, most of our midstream services, especially on a sequential quarterly basis.  However, we recognize some challenges remain and we will remain diligent in managing our businesses as the ‘new normal’ unfolds.”

Sims added, “Because of our employees’ dedication and our belief in the sustainability of our results, we are proud to have recently announced the seventeenth consecutive quarterly increase in the distribution rate to our unitholders.  While we all look forward to fewer challenges, we believe we are well-positioned to continue to grow and to continue to deliver increased value to all of our stakeholders.”

Financial Results – Third Quarter

To provide a view of current earnings trends, we will initially compare the third quarter of 2009 to the second quarter of 2009, and then follow that discussion with a comparison of the third quarter of 2009 to the same period in 2008.

Comparison Third Quarter 2009 to Second Quarter 2009

Net income attributable to the Partnership for the third quarter was $4.3 million, which decreased by $0.2 million from the second quarter of 2009.

Segment Margin

Segment margin is defined and reconciled later in this press release to income before income taxes.  As we integrated the acquisition we made in 2007, we changed our definition of segment margin and we reflected those changes in the discussions that follow.  Segment margin now includes costs such as general and administrative costs that are directly incurred by the business segment.  Segment margin also includes all payments received under direct financing leases.  In order to improve comparability between periods, we exclude from segment margin the non-cash effects of our equity-based compensation plans that are impacted by the changes in the market price of our units.  For the second and third quarters of 2009, segment results were as follows:

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases	Total
	(in thousands)
Segment margin (1)

Three months ended September 30, 2009	$10,269	$12,694	$9,423	$2,893	$35,279

Three months ended June 30, 2009	$10,347	$13,190	$6,600	$2,869	$33,006

(1)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin excludes the non-cash effects of our stock-based compensation plans, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline segment margin decreased slightly between the second and third quarters of 2009, mostly due to decreased pipeline loss allowance revenue of $0.5 million and increased operating costs of $0.1 million.  Pipeline loss allowance revenues decreased primarily from a decline in pipeline allowance volumes, which were slightly offset by higher market prices for crude oil.  Pipeline operating costs increased due to additional spending on equipment maintenance.  These segment margin decreases were partially offset by increases in our crude oil tariff revenues of $0.5 million.  Total average volumes per day on our crude oil pipelines decreased; however tariff rate increases, effective July 1, 2009, of approximately 7.6% on our Jay and Mississippi systems more than offset the impact of the volumes declines.

Our refinery services segment margin decreased $0.5 million between the 2009 sequential quarterly periods.  Volatility in caustic soda prices was the primary factor in the decrease in segment margin, partially offset by increasing NaHS demand.   The decline in market prices for caustic between June (when market prices averaged $325 per DST) and September (when market prices averaged $200 per DST) reduced our segment margin because we utilized higher-priced caustic soda inventory on hand at June 30 in our operations during the third quarter.  Sales of NaHS and caustic soda during the third quarter were based on market prices for caustic soda at the time of the sales, resulting in a narrowing of the margin between the cost of the product and the price at which the product was sold.  NaHS sales volumes increased by 7,299 dry short tons (DST) from 20,908 DST in the second quarter of 2009 to 28,207 DST in the third quarter of 2009, and sales of caustic soda increased by 7,135 DST from 19,763 DST to 26,898 DST in those same periods. These sales volume increases offset the effects of the narrowing of our margin caused by the decline in caustic soda market prices. We are a very large consumer of caustic soda, and our economies of scale and logistics capabilities allow us to effectively market caustic soda to third parties.

Supply and logistics segment margin increased by more than $2.8 million between the quarters as the availability of fuel oil volumes in our markets improved, and we were able to acquire more petroleum products for blending and selling.  In the third quarter of 2009, volumes that we marketed increased by approximately 7% over the 2009 second quarter.  During the second quarter, we acquired access to 500,000 barrels of leased storage capacity on the lower Mississippi River (a portion of which is used by third parties.)  Our access to increased storage facilities and barge transportation through our DG Marine joint venture provided us additional opportunities to supply customers with fuel oil.

 Our industrial gases segment was fairly stable between the quarters.

Other Components of Net Income

In deriving net income attributable to the Partnership, the increase in total segment margin of $2.3 million was offset by other expenses and charges.   Performance-based compensation expense increased approximately $2.0 million between the second and third quarters, although $1.3 million of this increase was related to non-cash charges. The remaining decline of $0.5 million in deriving net income attributable to the Partnership was primarily related to differences between our equity in the income of joint venture investments and the contribution to available cash by those investments.

Available Cash

Several adjustments to net income attributable to the Partnership are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarters ended September 30, 2009 and June 30, 2009 is as follows:

	Three Months Ended
	September 30, 2009	June 30, 2009
	(in thousands)

Net income attributable to Genesis Energy, L.P.	$4,299	$4,456
Depreciation and amortization	15,806	16,133
Cash received from direct financing leases not
included in income	951	929
Cash effects of sales of certain assets	156	52
Effects of available cash generated by equity method
investees not included in income	787	170
Cash effects of stock appreciation rights plan	(77)	(3)
Non-cash tax (benefit) expense	(3)	627
Earnings of DG Marine in excess of distributable cash	(1,108)	(904)
Other non-cash items, net, including equity-based
compensation	4,240	2,222
Maintenance capital expenditures	(1,336)	(1,474)
Available Cash before Reserves	$23,715	$22,208

We generated Available Cash before Reserves (a non-GAAP measure) of $23.7 million during the third quarter of 2009, as compared to $22.2 million for the second quarter.  Net cash flows provided by operating activities were $36.8 million for the third quarter period in 2009, and $15.9 million for the second quarter.  (Please see the accompanying schedules for a reconciliation of Available Cash before Reserves, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

The increase in Available Cash before Reserves between the two 2009 quarters can be attributed to the increase in segment margin between periods, adjusted for the segment margin generated by DG Marine which we exclude from the calculation of Available Cash before Reserves (because DG Marine’s credit facility effectively requires DG Marine to utilize its cash to reduce amounts outstanding under that facility before DG Marine can make cash distributions to us and its other partners).

Comparison Third Quarter 2009 to Third Quarter 2008

Net income for the third quarter decreased by $6.5 million over the same period in the previous year, with $5.1 million of that decline due to non-cash charges related to equity-based compensation.

Segment Margin

The following table presents selected financial information by segment for the three-month reporting periods:

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases	Total
	(in thousands)
Three Months Ended September 30, 2009
Segment margin (1)	$10,269	$12,694	$9,423	$2,893	$35,279

Maintenance capital
expenditures	$451	$162	$723	$-	$1,336

Revenues:
External customers	$10,729	$31,365	$356,783	$4,512	$403,389
Intersegment	1,692	(1,359)	(333)	-	-
Total revenues of reportable segments	$12,421	$30,006	$356,450	$4,512	$403,389

Three Months Ended September 30, 2008
Segment margin (1)	$11,474	$11,486	$9,754	$3,906	$36,620

Maintenance capital
expenditures	$261	$351	$1,371	$-	$1,983

Revenues:
External customers	$11,836	$63,492	$556,799	$4,792	$636,919
Intersegment	2,589	(2,186)	(403)	-	-
Total revenues of reportable segments	$14,425	$61,306	$556,396	$4,792	$636,919

(1)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin excludes the non-cash effects of our stock-based compensation plans, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation segment margin for the third quarter of 2009 decreased $1.2 million as compared to the third quarter of 2008.  The primary reason for this change was due to a decrease in our pipeline loss allowance revenues of $1.4 million caused by an average $50 per barrel decline in the market price of crude oil in addition to a decline in our pipeline loss allowance volumes of 5,600 barrels.  Partially offsetting this decline was an increase in crude oil tariff revenues of $0.3 million.  Volumes on our crude oil pipelines decreased period to period primarily due to a producer connected to our Jay system shutting in production in 2009 and fluctuations in volumes transported for Denbury on our Mississippi System. However, tariff rate increases of approximately 7.6% on our Jay and Mississippi pipelines went into effect July 1, 2009 and offset the impact of the volumetric changes to result in the increase in tariff revenue.

Refinery services segment margin was $12.7 million for the third quarter of 2009, an increase of $1.2 million from the corresponding 2008 quarter.  While we experienced a decrease in NaHS demand of approximately 26%, we have taken advantage of our logistics capabilities and economies of scale to increase caustic sales to third parties.  As a result, our caustic soda sales volumes increased by 46% to 26,898 dry short tons (DST).  Raw material and processing costs related to providing our refinery services and supplying caustic soda as a percentage of our segment revenues declined 33% between the periods.  As the market price of caustic soda has fluctuated in 2008 and 2009, we have managed our acquisition costs by controlling the timing of our purchases and our logistics costs.   Market prices for caustic soda increased throughout 2008 to a high of approximately $1,000 per DST in the fourth quarter of 2008.  Since that time market prices of caustic soda have decreased to approximately $200 per DST. Market prices for caustic soda averaged $845 per DST and $198 per DST in the third quarters of 2008 and 2009, respectively. The cost of delivering NaHS and caustic soda to our customers, as a percentage of segment revenues, was consistent between the two quarterly periods.

Supply and logistics segment margin was $9.4 million in the third quarter of 2009 compared to $9.8 million in the third quarter of 2008.  The DG Marine barge operations we acquired in July 2008 added approximately $1.7 million to our segment margin in the third quarter of 2009 as compared to the third quarter of 2008. A total of four additional tows added during the fourth quarter of 2008 and first half of 2009 generated the segment margin increase despite declines in daily charter rates for the tows.  Contango pricing in the crude oil market provided opportunities for us to hold more barrels in storage tanks to take advantage of higher oil prices for future deliveries. We hedge the future delivery price with the use of derivative contracts (principally NYMEX futures) and minimize price risk.  During the third quarter of 2009, we averaged approximately 220,000 barrels of crude oil in inventory and recorded $0.9 million of segment margin related to storing and hedging crude oil.  However, our crude oil and petroleum products marketing activities contributed $3.0 million less to segment margin in the third quarter of 2009 than in the same period in 2008.  In 2009, we experienced some reduction in crude oil marketing volumes as a result of crude oil producers’ choices to reduce operating expenses or postpone development activities that could have enhanced or maintained existing production levels.  In the 2009 quarter, gasoline demand had declined significantly from 2008 levels and refiners reduced their production rates.  The economics of our blending and marketing activities in the heavy-end refined products narrowed as volatility in prices declined in correlation to the reduced refinery production rates.  We did benefit in the 2009 quarter from additional opportunities to handle the heavy end of the refined barrel due to our access to the additional leased heavy products storage and to barge transportation capabilities through our DG Marine joint venture..

Segment margin from our industrial gases segment declined between the third quarter periods as sales of CO2 to our industrial gases customers were affected by macroeconomic conditions.  Our customers process the CO2 for further sale to beverage and food processing customers and to parties who use the gases in tertiary oil recovery and other industrial processes.  In addition, a scheduled turnaround that started at the facility of our syngas joint venture reduced the contribution of that venture in the third quarter of 2009.

Other Components of Net Income

The amount we recorded as depreciation and amortization expense declined in the third quarter of 2009 as compared to the third quarter of 2008 by $2.3 million.  We are amortizing our intangible assets over the period during which the intangible asset is expected to contribute to future cash flows.  As a result, amortization is generally greater in the initial years after an acquisition.  The decline in intangible asset amortization was partially offset by depreciation on vessels added to DG Marine’s barge fleet since the third quarter of 2008.

Corporate general and administrative expenses increased $0.9 million between the third quarter periods.  The non-cash charge in the third quarter of 2009 related to the compensation arrangement between our senior executives and our general partner resulted in $3.1 million of this change.  Our general partner will bear the cash cost of this arrangement.  Partially offsetting the increase from the compensation arrangement were declines in bonus expense and professional services expenses.

Although our average debt balance was greater in the third quarter of 2009 than the same period in 2008, lower market interest rates substantially offset the effect.  Our average interest rate under our credit facility during the third quarter of 2009 was approximately 2.0% less than in the third quarter of 2008.  Our average outstanding debt balance under the facility was approximately $24.3 million more in the third quarter of 2009. The increase in average debt resulted primarily from purchase of crude oil for storage in the contango pricing market.

Income tax expense relates to corporate-level tax accruals and Texas Margin Tax on our operations in Texas.  Our activities from operations conducted in corporations increased in relation to the prior-year period, resulting in increased income tax expense in the third quarter of 2009.

Available Cash

The calculation of Available Cash before Reserves for the quarters ended September 30, 2009 and 2008 is as follows:

	Three Months Ended
	September 30, 2009	September 30, 2008
	(in thousands)

Net income attributable to Genesis Energy, L.P.	$4,299	$10,763
Depreciation and amortization	15,806	18,100
Cash received from direct financing leases not
included in income	951	893
Cash effects of sales of certain assets	156	147
Effects of available cash generated by equity method
investees not included in income	787	401
Cash effects of stock appreciation rights plan	(77)	(113)
Non-cash tax benefit	(3)	(2,462)
Earnings of DG Marine in excess of distributable cash	(1,108)	(428)
Other non-cash items, net, including equity-based
compensation	4,240	(1,766)
Maintenance capital expenditures	(1,336)	(1,983)
Available Cash before Reserves	$23,715	$23,552

We generated Available Cash before Reserves (a non-GAAP measure) of $23.7 million during the third quarter of 2009.  Net cash flows provided by operating activities were $36.8 million for the third quarter period in 2009.  (Please see the accompanying schedules for a reconciliation of Available Cash before Reserves, a non-GAAP measure, to net cash flow provided by operating activities, the GAAP measure.)

Distributions

Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.03 per unit, or 9.3%.  Distributions paid over the last four quarters, and the distribution to be paid for the third quarter of 2009, are as follows:

		Per Unit
Distribution For	Date Paid	Amount
Third quarter 2009	November 2009	$0.3525
Second quarter 2009	August 2009	$0.3450
First quarter 2009	May 2009	$0.3375
Fourth quarter 2008	February 2009	$0.3300
Third quarter 2008	November 2008	$0.3225

The third quarter 2009 distribution will be paid November 13, 2009 to unitholders of record on November 2, 2009.

 Liquidity

We generate substantial cash flows from our operations.  In addition, we have a $500 million revolving credit facility, which we can access for general partnership purposes, including funding working capital requirements and/or growth opportunities.  Should we want to grow through acquisitions, we have the ability to increase our borrowing base for one year because we can include an agreed upon amount of pro-forma EBITDA associated with a material acquisition and calculate the borrowing base at a higher borrowing base multiple of 4.75 (as compared to our normal multiple of 4.25).  Upon the completion of four full quarters of operations including the acquired operations, our EBITDA multiple reverts back to 4.25, from4.75 times.  For example, our operations now include four full quarters of operations from the pipelines dropped down from Denbury in 2008, so our borrowing base multiple reverted to 4.25 times our last four quarters, or approximately $419 million.  Our cash flows from operations and our revolving credit facility, which matures in November 2011, provide us with sufficient liquidity to run our current business.

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, November 5, 2009, at 1:00 p.m. Central time.  This call can be accessed at www.genesisenergylp.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

(tables to follow)

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	September 30, 2009	September 30, 2008

Revenues	$403,389	$636,919
Costs of sales	369,082	596,257
General and administrative expenses	10,128	9,239
Depreciation and amortization expense	15,806	18,100
Loss (gain) from disposal of surplus assets	17	(58)
OPERATING INCOME	8,356	13,381
Equity in (losses) earnings of joint ventures	(788)	216
Interest expense, net	(3,418)	(4,483)
Income before income taxes	4,150	9,114
Income tax (expense) benefit	(253)	1,504
NET INCOME	3,897	10,618
Noncontrolling interests	402	145
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$4,299	$10,763

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.14	$0.25

Volume data:
Crude oil pipeline barrels per day (total)	57,786	64,676
Mississippi Pipeline System barrels per day	22,643	25,232
Jay Pipeline System barrels per day	10,550	13,817
Texas Pipeline System barrels per day	24,593	25,627
Free State CO2 System Mcf per day	133,038	155,131
NaHS dry short tons sold	28,207	38,319
NaOH (caustic soda) dry short tons sold	26,898	18,404
Crude oil and petroleum products barrels per day	51,260	47,342
CO2 sales Mcf per day	80,520	83,816

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Nine Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2008

Revenues	$999,086	$1,763,644
Costs of sales	901,556	1,658,897
General and administrative expenses	27,188	26,929
Depreciation and amortization expense	47,358	51,610
(Gain) loss from disposal of surplus assets	(141)	36
OPERATING INCOME	23,125	26,172
Equity in earnings of joint ventures	1,382	378
Interest expense, net	(9,826)	(8,191)
Income before income taxes	14,681	18,359
Income tax (expense) benefit	(1,661)	1,233
NET INCOME	13,020	19,592
Noncontrolling interests	1,025	144
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$14,045	$19,736

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.43	$0.45

Volume data:
Crude oil pipeline barrels per day (total)	60,290	66,043
Mississippi Pipeline System barrels per day	24,046	24,323
Jay Pipeline System barrels per day	9,767	13,422
Texas Pipeline System barrels per day	26,477	28,298
Free State CO2 System Mcf per day (1)	146,160	154,408
NaHS dry short tons sold	75,344	126,716
NaOH (caustic soda) dry short tons sold	63,561	51,066
Crude oil and petroleum products barrels per day	47,280	47,694
CO2 sales Mcf per day	73,697	78,967

(1) 2008 volume is for four months

Genesis Energy, L.P.
Consolidated Balance Sheets - Unaudited
(in thousands)

	September 30, 2009	December 31, 2008

ASSETS
Cash	$8,700	$18,985
Accounts receivable	128,863	115,104
Inventories	38,825	21,544
Other current assets	13,184	12,494
Total current assets	189,572	168,127
Property, net	286,750	282,105
CO2 contracts, net	21,169	24,379
Joint ventures and other investments	20,129	19,468
Investment in direct financing leases	174,108	177,203
Intangible assets, net	144,659	166,933
Goodwill	325,046	325,046
Other assets	6,836	15,413
Total Assets	$1,168,269	$1,178,674

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$100,685	$99,559
Accrued liabilities	28,568	26,713
Total current liabilities	129,253	126,272
Long-term debt	384,400	375,300
Deferred tax liabilities	16,707	16,806
Other liabilities	3,079	2,834
Partners' Capital:
Genesis Energy, L.P. partners' capital	610,995	632,658
Noncontrolling interests	23,835	24,804
Total partners' capital	634,830	657,462
Total Liabilities and Partners' Capital	$1,168,269	$1,178,674

Units Data:
Common units held by general partner and affiliates	4,028,096	4,028,096
Common units held by Davison family	11,785,979	11,781,379
Common units held by others	23,668,896	23,647,299
Total common units outstanding	39,482,971	39,456,774

SEGMENT DATA - NINE MONTH PERIODS - UNAUDITED

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases	Total
	(in thousands)
Nine Months Ended September 30, 2009
Segment margin (1)	$30,841	$38,643	$21,979	$8,785	$100,248

Capital expenditures	$2,963	$2,029	$22,274	$83	$27,349
Maintenance capital
expenditures	$1,201	$704	$1,853	$-	$3,758

Revenues:
External customers	$32,927	$117,193	$836,934	$12,032	$999,086
Intersegment	4,357	(4,299)	(58)	-	-
Total revenues of reportable segments	$37,284	$112,894	$836,876	$12,032	$999,086

Nine Months Ended September 30, 2008
Segment margin (1)	$23,396	$40,195	$21,595	$10,791	$95,977

Capital expenditures	$80,926	$2,700	$111,575	$2,210	$197,411
Maintenance capital
expenditures	$463	$856	$1,648	$-	$2,967

Revenues:
External customers	$27,509	$167,824	$1,555,199	$13,112	$1,763,644
Intersegment	6,087	(6,879)	792	-	-
Total revenues of reportable segments	$33,596	$160,945	$1,555,991	$13,112	$1,763,644

(1)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin excludes the non-cash effects of our stock-based compensation plans, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes is presented for periods presented in the table at the end of this release.

SEGMENT MARGIN RECONCILIATION TO INCOME BEFORE INCOME TAXES - UNAUDITED

	Three Months Ended
	September 30, 2009	September 30, 2008
	(in thousands)

Segment margin	$35,279	$36,620
Corporate general and administrative expenses	(9,141)	(4,743)
Depreciation and amortization	(15,806)	(18,100)
Net (loss) gain from disposal of surplus assets	(17)	58
Interest expense, net	(3,418)	(4,483)
Non-cash expenses not included in segment margin	(1,008)	1,080
Other non-cash items affecting segment margin	(1,739)	(1,318)
Income before income taxes	$4,150	$9,114

	Nine Months Ended
	September 30, 2009	September 30, 2008
	(in thousands)

Segment margin	$100,248	$95,977
Corporate general and administrative expenses	(24,218)	(15,729)
Depreciation and amortization	(47,358)	(51,610)
Net gain (loss) from disposal of surplus assets	141	(36)
Interest expense, net	(9,826)	(8,191)
Non-cash expenses not included in segment margin	(1,850)	927
Other non-cash items affecting segment margin	(2,456)	(2,979)
Income before income taxes	$14,681	$18,359

CALCULATION OF NET INCOME PER COMMON UNIT - UNAUDITED
(in thousands, except per unit amounts)
	Three Months Ended
	September 30, 2009	September 30, 2008
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$4,299	$10,763
Less: General partner's incentive distribution
to be paid for the period	(1,729)	(728)
Add: Expense for Class B Membership Awards	3,088	-
Subtotal	5,658	10,035
Less: General partner 2% ownership	(113)	(201)
Income available for common unitholders	$5,545	$9,834

Denominator for basic per common unit:
Common Units	39,480	39,452

Denominator for diluted per common unit:
Common Units	39,480	39,452
Phantom Units	134	72
	39,614	39,524

Basic net income per common unit	$0.14	$0.25	(1)
Diluted net income per common unit	$0.14	$0.25	(1)

	Nine Months Ended
	September 30, 2009	September 30, 2008
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$14,045	$19,736
Less: General partner's incentive distribution
to be paid for the period	(4,281)	(1,790)
Add: Expense for Class B Membership Awards	7,587	-
Subtotal	17,351	17,946
Less: General partner 2% ownership	(347)	(359)
Income available for common unitholders	$17,004	$17,587

Denominator for basic per common unit:
Common Units	39,467	38,796

Denominator for diluted per common unit:
Common Units	39,467	38,796
Phantom Units	133	57
	39,600	38,853

Basic net income per common unit	$0.43	$0.45	(1)
Diluted net income per common unit	$0.43	$0.45	(1)

(1)  Amounts have been adjusted to reflect the adoption of new accounting guidance, which is now a part of ASC 260, “Earnings per Share”, which requires the subtraction in this calculation of the incentive distributions to be paid with respect to the quarter rather than incentive distributions paid in the quarter.  Previously reported basic and diluted net income per common unit remained the same for the three months periods.  Basis and diluted net income per common unit was $0.47 and $0.46 for the nine month periods, respectively.

GAAP to Non-GAAP Financial Measure Reconciliation - Unaudited

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended
	September 30, 2009	September 30, 2008	June 30, 2009
	(in thousands)

Net cash flows from operating activities (GAAP measure)	$36,765	$33,534	$15,909
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before
reserves:
Maintenance capital expenditures	(1,336)	(1,983)	(1,474)
Proceeds from asset sales	156	147	52
Amortization and write-off of credit facility issuance
costs	(487)	(427)	(481)
Effects of available cash from joint ventures not
included in operating cash flows	-	35	34
DG Marine earnings in excess of distributable cash	(1,108)	-	(904)
Other items affecting Available Cash	(778)	-	443
Net effect of changes in operating accounts not
included in calculation of Available Cash	(9,497)	(7,754)	8,629
Available Cash before Reserves (Non-GAAP measure)	$23,715	$23,552	$22,208

CHANGES IN OPERATING ACCOUNTS NOT INCLUDED IN CALCULATION
OF AVAILABLE CASH BEFORE RESERVES - UNAUDITED

	Three Months Ended
	September 30, 2009	September 30, 2008	June 30, 2009
	(in thousands)
Decrease (increase) in:
Accounts receivable	$93	$34,019	$(11,577)
Inventories	(1,663)	(3,685)	(10,534)
Other current assets	5,341	(3,138)	(3,491)
Increase (decrease) in:
Accounts payable	761	(23,114)	13,409
Accrued liabilities	4,965	3,672	3,564
Net changes in components of operating assets
and liabilities	$9,497	$7,754	$(8,629)

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measure of available cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash. Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner.  This is an important financial measure to the external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.  Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies as Available Cash before Reserves excludes some, but not all items that affect net income or loss and because these measures may vary among other companies.

We define available cash as net income or loss as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation), the substitution of cash generated by our joint ventures in lieu of our equity income attributable to such joint ventures, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

# # #